Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2020 Results

Focused execution and strong housing fundamentals drive record profitability

July 30th, 2020 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the second quarter ending June 30, 2020.

Second Quarter 2020 Highlights:

•	Net sales for the quarter increased by 2.2% compared to the prior year period

-	Core organic sales declined 2.1%, excluding acquisitions and commodity impacts

-	Acquisitions contributed net sales growth of 2.5%

-	Estimated sales volume, which includes core organic and acquisitions, grew by 0.4%

-	Commodity inflation increased sales by 1.8%

•	Adjusted EBITDA increased 11.2% to a record $162 million, or 8.3% of net sales driven by disciplined cost management

•	Net income of $78.9 million, or $0.67 per diluted share, and adjusted net income of $79.2 million, or $0.67 per diluted share

•	Strong quarter-end balance sheet with a net debt to Adjusted EBITDA ratio of 2.3x and liquidity of $1.2 billion.

CEO Chad Crow said, “We are incredibly proud of our team’s ability to overcome the challenges presented by the COVID-19 pandemic and produce record-setting second quarter EBITDA results. During the quarter, we carefully monitored local business conditions in order to safely and effectively deliver critical products and services to our customers, all while preserving as many jobs as possible. As we look at our markets, improvement in housing data, record low mortgage rates, and shifts toward suburban living are all encouraging and continue to support demand for our integrated services. To that end, in June, we experienced a sharp sequential rebound in sales. Going forward, we remain confident in our ability to outperform the market as well as mitigate business disruptions outside of our control related to the COVID-19 pandemic.”

CFO Peter Jackson added, “Our proactive actions and focused execution at the onset of the COVID-19 pandemic allowed us to operate effectively throughout a challenging environment. During the first half of the year, we actively enhanced our financial flexibility, liquidity, and cash flow to better position our business for continued success. We are pleased with our progress in de-leveraging and fortifying our balance sheet as we reduced our net leverage ratio to 2.3x, which is below the low end of our targeted range.”

Builders FirstSource Reports Second Quarter 2020 Results (continued)

Second Quarter 2020 Compared to Second Quarter 2019

Net Sales

•

Net sales for the second quarter ending June 30, 2020, were $1.9 billion, a 2.2% increase compared to a year ago. Core organic sales declined by 2.1% and commodity price inflation added 1.8% to net sales.

•	Acquisitions contributed net sales growth of 2.5% attributable to the five acquisitions completed during the prior four quarters.

•	Value-added product sales volume grew by an estimated 0.4%, led by 3.3% growth in our Windows, Doors, and Millwork product category partially offset by a decline of 2.6% in our Manufactured Products.

•

Demand remained resilient across our three customer end markets. Single family and multi-family estimated sales volume declined by 0.6% and 1.4%, respectively, while repair and remodel / other grew estimated sales volume by 4.1%.

Gross Margin

•

Gross margin was $517.3 million, flat compared with the prior year. Our gross margin percentage decreased to 26.6 percent from 27.2 percent in the prior year period. The decrease was attributable to the expected normalization in our lumber and lumber sheet goods product category gross margin percentage compared to the prior year period.

Selling, General and Administrative Expenses

•

SG&A in the second quarter of 2020 was $388.1 million, a decrease of approximately $13.4 million, driven by disciplined cost reduction which resulted in lower variable compensation and benefit expenses, travel and entertainment expense, as well as lower fuel expense. As a percentage of sales, SG&A decreased by 110 basis points to 19.9 percent.

Interest Expense

•

Interest expense decreased by $2.6 million to $26.8 million compared to the same period last year. The year over year decrease is largely due to one-time charges related to debt financing transactions executed in the prior year period. Adjusting for the one-time charges in both periods, interest expense increased by $1.7 million due to a higher outstanding debt balance as compared to the prior year quarter, partially offset by the effect of lower interest rates.

Income Tax Expense

•

Income tax expense in the second quarter of 2020 was $23.5 million, or an effective tax rate of 23.0%. In the same period of the prior year, income tax expense was $19.7 million, or an effective tax rate of 22.8%.

Adjusted Net Income

•	Net income was $78.9 million, or $0.67 per diluted share, compared to $66.6 million, or $0.57 per diluted share, in the same period a year ago.

•

Adjusted net income was $79.2 million, or $0.67 per diluted share, compared to $74.1 million, or $0.63 per diluted share, in the second quarter of 2019. The increase in adjusted net income of $5.1 million, or 6.9%, was primarily driven by the reduction in variable SG&A described above.

Adjusted EBITDA

•

Adjusted EBITDA grew $16.3 million to $161.9 million, an increase of 11.2%, setting a quarterly record. The increase was driven by our cost management measures during the COVID-19 pandemic. As a result, Adjusted EBITDA improved to 8.3% of sales in the second quarter from 7.6% in the same period a year ago.

Builders FirstSource Reports Second Quarter 2020 Results (continued)

Year to Date June 30, 2020 Financial Information:

Net Sales

•

Net sales year to date were $3.7 billion, a 5.6% increase compared to the first half of 2019, largely driven by the impact of acquisitions of 3.0% while core organic growth contributed 0.6%. Commodity inflation and one additional selling day increased sales by 1.2% and 0.8%, respectively.

•	Estimated sales volume grew 3.6%. Demand increased across our three customer end markets. We grew in all of our product categories with the exception of Gypsum, Roofing and Insulation.

Gross Margin

•

Gross margin increased $23.6 million to $982.7 million. Our gross margin percentage decreased to 26.3% in the first half of 2020 from 27.1% in the first six months of 2019, an 80 basis point decrease. The decrease was attributable to the expected normalization in our lumber and lumber sheet goods product category gross margin percentage, compared to the prior year period in which we experienced a particularly strong gross margin percentage, due in part to commodity deflation.

Adjusted Net Income

•	GAAP net income was $87.7 million, or $0.75 per diluted share, compared to $102.3 million, or $0.88 per diluted share, in the first half of 2019, a decrease of $0.13 per diluted share, or 14.9%.

Adjusted net income was $119.4 million, or $1.02 per diluted share, compared to $113.9 million, or $0.98 per diluted share, in the first half of 2019, an increase of $0.04 per diluted share. The increase in adjusted net income of $5.5 million, or 4.8%, was primarily driven by the increase in net sales, partially offset by higher SG&A.

Adjusted EBITDA

•

Adjusted EBITDA for the first half of 2020 grew $12.4 million to a record $258.9 million, or 6.9% percent of sales, compared to $246.5 million, or 7.0% of sales, for the first half of 2019, an increase of 5.0%. The year over year improvement was due to the increased gross margin partially offset by higher SG&A, related to the acquisitions completed over the last four quarters.

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing twelve-month basis, was $528.0 million and net debt was $1.237 million as of June 30, 2020. Our net leverage ratio decreased to 2.3x net debt to Adjusted EBITDA at June 30, 2020 from 2.8x as of March 31, 2020, a reduction of 0.5x and below the Company’s target leverage ratio of between 2.5x and 3.5x.

•

Cash generated by operating activities was $169.9 million in the first six months of the year. Cash used in investing activities was $69.3 million in the first half of 2020 including capital expenditures, net of proceeds, of $53.4 million and $15.9 million used for our acquisitions.

•

In April of 2020, we completed a private offering of an additional $350.0 million in aggregate principal amount of senior secured notes due 2027 at an issue price of 98.75% of par value. Proceeds were used to repay the funds drawn under our revolving credit facility and to pay related transaction fees and expenses, with the remaining net proceeds available as cash on hand.

•	Liquidity as of June 30, 2020 was $1.2 billion, consisting of $817.8 million in net borrowing availability under the revolving credit facility and $385.5 million cash on hand.

Builders FirstSource Reports Second Quarter 2020 Results (continued)

Outlook

Mr. Crow concluded, “Our first half results demonstrate a positive overall homebuilding environment, supported by tailwinds and rising demand across our diverse, national footprint. We are focusing our efforts on disciplined cost management while we work to efficiently meet customer demand, manage the impact of accelerating commodity inflation and generate additional cash flow in the third quarter. We are exceptionally well-positioned to execute on organic and inorganic value-enhancing growth opportunities that advance our long-range plan, and help us win in our markets. I especially thank our fifteen thousand team members for the milestones achieved and the ongoing safety-first emphasis in an unprecedented environment.”

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Please refer to the accompanying financial schedules for more information.

Conference Call

Builders FirstSource will host a conference call Friday, July 31, 2020, at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, July 30th. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-458-4121 (U.S. and Canada) and 323-794-2093 (international), Conference ID: 3901667. A replay of the call will be available at 1:00 p.m. Central Time through August 15th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 3901667. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and

Builders FirstSource Reports Second Quarter 2020 Results (continued)

employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)
	(In thousands, except per share amounts)
Net sales	$1,945,643	$1,904,523	$3,732,664	$3,535,823
Cost of sales	1,428,311	1,387,367	2,749,919	2,576,692

Gross margin	517,332	517,156	982,745	959,131
Selling, general and administrative expenses	388,077	401,511	792,543	771,595

Income from operations	129,255	115,645	190,202	187,536
Interest expense, net	26,812	29,382	78,743	54,283

Income before income taxes	102,443	86,263	111,459	133,253
Income tax expense	23,519	19,659	23,768	30,941

Net income	$78,924	$66,604	$87,691	$102,312

Comprehensive income	$78,924	$66,604	$87,691	$102,312

Net income per share:
Basic	$0.68	$0.58	$0.75	$0.89

Diluted	$0.67	$0.57	$0.75	$0.88

Weighted average common shares:
Basic	116,634	115,757	116,446	115,592

Diluted	117,547	116,919	117,520	116,726

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2020	2019
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$385,461	$14,096
Accounts receivable, less allowances of $16,834 and $13,492 at June 30, 2020 and December 31, 2019, respectively	719,684	614,946
Other receivables	45,164	77,447
Inventories, net	615,142	561,255
Other current assets	36,136	39,123

Total current assets	1,801,587	1,306,867
Property, plant and equipment, net	743,542	721,887
Operating lease right-of-use assets, net	286,354	292,684
Goodwill	777,283	769,022
Intangible assets, net	126,519	128,388
Deferred income taxes	7,693	8,417
Other assets, net	21,700	22,225

Total assets	$3,764,678	$3,249,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$554,394	$436,823
Accrued liabilities	292,851	308,950
Current portion of operating lease liabilities	61,887	61,653
Current maturities of long-term debt	23,974	13,875

Total current liabilities	933,106	821,301
Noncurrent portion of operating lease liabilities	230,634	236,948
Long-term debt, net of current maturities, debt discount, and debt issuance costs	1,577,884	1,277,398
Deferred income taxes	38,169	36,645
Other long-term liabilities	68,951	52,245

Total liabilities	2,848,744	2,424,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 116,701 and 116,052 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1,167	1,161
Additional paid-in capital	578,239	574,955
Retained earnings	336,528	248,837

Total stockholders’ equity	915,934	824,953

Total liabilities and stockholders’ equity	$3,764,678	$3,249,490

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	June 30,
	2020	2019
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$87,691	$102,312
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	57,875	47,390
Amortization of debt issuance costs and debt discount	1,587	2,132
Loss on extinguishment of debt, net	5,349	1,498
Deferred income taxes	2,248	21,390
Stock compensation expense	6,720	6,038
Net gain on sale of assets and asset impairments	(188)	(1,023)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(69,991)	(47,113)
Inventories	(53,685)	(20,631)
Other current assets	2,987	7,271
Other assets and liabilities	39,452	1,057
Accounts payable	108,152	90,050
Accrued liabilities	(18,311)	(31,586)

Net cash provided by operating activities	169,886	178,785

Cash flows from investing activities:
Purchases of property, plant and equipment	(54,809)	(45,392)
Proceeds from sale of property, plant and equipment	1,451	4,620
Cash used for acquisitions	(15,893)	—

Net cash used in investing activities	(69,251)	(40,772)

Cash flows from financing activities:
Borrowings under revolving credit facility	791,000	594,000
Repayments under revolving credit facility	(818,000)	(700,000)
Proceeds from issuance of notes	895,625	400,000
Repayments of long-term debt and other loans	(557,964)	(423,743)
Payments of debt extinguishment costs	(22,686)	—
Payments of loan costs	(13,800)	(7,278)
Exercise of stock options	708	1,883
Repurchase of common stock	(4,153)	(2,450)

Net cash provided by (used in) financing activities	270,730	(137,588)

Net change in cash and cash equivalents	371,365	425
Cash and cash equivalents at beginning of the period	14,096	10,127

Cash and cash equivalents at end of the period	$385,461	$10,552

Supplemental disclosure of non-cash activities

Purchases of property, plant and equipment included in accounts payable were $1.9 million and $4.0 million for the six months ended June 30, 2020 and 2019, respectively.

The Company acquired assets under operating lease obligations of $26.0 million and $35.9 million for the six months ended June 30, 2020 and 2019, respectively. Additionally, the Company acquired assets under finance lease obligations of $10.1 million and $7.0 million for the six months ended June 30, 2020 and 2019, respectively.

The Company made cash payments for interest of $55.4 million and $50.0 million for the six months ended June 30, 2020 and 2019, respectively. Additionally, the Company made cash payments for taxes of $0.3 million and $2.8 million for the six months ended June 30, 2020 and 2019, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8K filed with the Securities and Exchange Commission on July 30, 2020.

	Three months ended		Six months ended		Twelve months ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$78.9	$66.6	$87.7	$102.3	$207.2
Acquisition and Integration Expense	0.3	3.2	3.7	8.0	8.7
Debt issuance and refinancing cost (1)	—	4.3	28.0	3.6	34.6

Adjusted Net Income	79.2	74.1	119.4	113.9	250.5

Weighted average diluted common shares (in millions)	117.5	116.9	117.5	116.7
Diluted adjusted net income per share:	$0.67	$0.63	$1.02	$0.98
Reconciling items:
Depreciation and amortization expense	28.5	23.8	57.9	47.4	110.5
Interest expense, net	26.8	25.1	50.7	50.7	99.4
Income tax (benefit) expense	23.5	19.7	23.8	30.9	53.8
Stock compensation expense	3.5	3.4	6.7	6.0	12.9
(Gain)/loss on sale and asset impairments	0.1	(0.6)	—	(3.0)	(0.2)
Other management-identified adjustments (2)	0.3	0.1	0.4	0.6	1.6

Adjusted EBITDA	$161.9	$145.6	$258.9	$246.5	$528.5

Adjusted EBITDA Margin	8.3%	7.6%	7.0%	7.0%	7.1%

(1)	Costs associated with issuing and extinguishing long term debt in 2020 and 2019.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions except share amounts)
Net sales	1,945.6	1,904.5	3,732.7	3,535.8
Cost of sales	1,428.3	1,387.3	2,750.0	2,576.7

Gross margin	517.3	517.2	982.7	959.1
Gross margin %	26.6%	27.2%	26.3%	27.1%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	18.3%	19.5%	19.4%	20.1%
Adjusted EBITDA	161.9	145.6	258.9	246.5
Adjusted EBITDA margin %	8.3%	7.6%	6.9%	7.0%
Depreciation and amortization	(28.5)	(23.8)	(57.9)	(47.4)
Interest expense, net of debt issuance cost and refinancing	(26.8)	(25.1)	(50.7)	(50.7)
Income tax expense	(23.5)	(19.7)	(23.8)	(30.9)
Other adjustments	(3.9)	(2.9)	(7.1)	(3.6)

Adjusted Net Income	$79.2	$74.1	$119.4	$113.9

Basic adjusted net income per share:	$0.68	$0.64	$1.03	$0.99

Diluted adjusted net income per share:	$0.67	$0.63	$1.02	$0.98

Weighted average common shares (in millions)
Basic	116.6	115.8	116.4	115.6
Diluted	117.5	116.9	117.5	116.7

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on July 30, 2020.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q2-20 of $388.0M less $28.5M depreciation and amortization, less $0.3M of acquisition and integration expenses, less $3.5M of stock comp.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended						Six months ended
	June 30,						June 30,
	2020		2019				2020		2019
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Core Organic (1)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Change Per Day	% Core Organic (1)
Manufactured Products	$365.8	18.8%	$374.3	19.7%	-2.3%	-6.3%	$720.2	19.3%	$691.7	19.6%	4.1%	3.3%	-1.7%
Windows, Doors & Millwork	404.0	20.8%	391.0	20.5%	3.3%	1.1%	795.4	21.3%	744.4	21.1%	6.9%	6.0%	3.9%

Value-Added Products	769.8	39.6%	765.3	40.2%	0.6%	-2.5%	1,515.6	40.6%	1,436.1	40.7%	5.5%	4.7%	1.2%
Gypsum, Roofing & Insulation	125.8	6.5%	138.4	7.3%	-9.1%	-9.3%	236.6	6.3%	259.3	7.3%	-8.8%	-9.5%	-9.6%
Siding, Metal & Concrete Products	200.6	10.3%	191.3	10.0%	4.9%	2.6%	369.5	9.9%	341.2	9.6%	8.3%	7.4%	4.8%
Other	227.3	11.6%	208.0	10.9%	9.3%	1.6%	436.3	11.7%	380.0	10.7%	14.8%	13.9%	3.7%

Specialized Products & Other	553.7	28.4%	537.7	28.2%	3.0%	-0.8%	1,042.4	27.9%	980.5	27.6%	6.3%	5.5%	0.6%
Lumber & Lumber Sheet Goods	$622.1	32.0%	$601.5	31.6%	3.4%	-2.9%	$1,174.7	31.5%	$1,119.2	31.7%	5.0%	4.1%	-0.1%

Total adjusted net sales	$1,945.6	100.0%	$1,904.5	100.0%	2.2%	-2.1%	$3,732.7	100.0%	$3,535.8	100.0%	5.6%	4.7%	0.6%

(1)	Core Organic Growth excludes acquisitions, commodity price fluctuations and differences in selling days between periods.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2020	2020
	Interest Expense	Interest Expense	Net Debt Outstanding
	(in millions)	(in millions)
2030 Secured Notes @ 5%	$6.9	$10.6	$550.0
2027 Secured Notes @ 6.75%	11.6	19.3	777.5
2024 Secured Notes @ 5.625%	—	3.9	—
2024 Term Loan @ 4.5% Floating LIBOR	0.6	1.2	52.0
Revolving Credit Facility @ 3.8% Floating LIBOR	1.7	3.6	—
Amortization of debt issuance costs, discount and premium	0.9	1.6	—
Finance leases and other finance obligations	5.2	10.5	243.0
Loss on debt extinguishment	—	28.0	—
Other	(0.1)	—	0.0
Cash	—	—	(385.5)

Total	$26.8	$78.7	$1,237.0

	Three months ended	Six months ended
	June 30,	June 30,
	2020	2020
	(in millions)	(in millions)
Free Cash Flow
Operating activities	$221	$170
Less: Capital expenditures	(26)	(55)

Free Cash Flow	$194	$115